Exhibit 15.1
[PwC Letterhead]
August 1, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 2, 2006 and August 1, 2006, respectively, on our reviews of interim financial information of Baxter International Inc. for the three month periods ending March 31, 2006 and 2005 and the three and six month periods ended June 30, 2006 and 2005 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 are incorporated by reference in its Registration Statement dated August 1, 2006.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP